Exhibit 4

RELEVANT PORTIONS OF COMPANY'S ARTICLES OF INCORPORATION

FOURTH: The amount of the total authorized capital stock of the Company is SEVEN MILLION, SEVEN HUNDRED THOUSAND DOLLARS ($7,700,000.00) divided into Seven Million Five Hundred Thousand (7,500.00) shares of Class A common stock with a par value of One Dollar ($1.00) each, and Two Hundred Thousand (200,000) shares of Class B common stock with a par value of One Dollar ($1.00) each.
Class A and Class B common stock shall be alike in all respects except that:
(a)                 Class A common stock have the exclusive right to elect one-third (1/3) of the total number of directors constituting the whole Board of Directors (treating any fraction as an additional director) and Class B common stock shall have the exclusive right to elect the remaining directors.
(b)                 The cash or in-kind dividends to be paid on each share of the Class B common stock per annum shall be only one-half (1/2) of the cash or in-kind dividends to be paid on each share of the Class A common stock per annum.
(c)                 In the event of the dissolution or winding up of the corporation, whether voluntary or involuntary, the assets shall be distributed among the Class A and Class B stockholders in the following manner:
(i)                 Class A stockholders shall first receive the par value of their shares;
(ii)                 Class B stockholders shall first receive the par value of their shares;

(iii)                 the remaining assets of the corporation shall then divided and distributed to and among the holders of all the stock of the corporation in proportion to the number of shares of the stock held by each, without preference of any one class of stock over any other class.
(d)                 In the event of any spin-off or distribution in-kind of the shares of  a subsidiary corporation of the Corporation, and which subsidiary corporation has only one class of stock issued and outstanding, each share of Class B common stock shall receive only one-half (1/2) of the number of shares of the subsidiary corporation as are to be received by each share of the Class A common stock; and, in the event that such subsidiary corporation has two classes of stock which are similar in rights and privileges to the Class A common stock and Class B common stock of the Corporation provided for in this article, then the Class A common stock shall receive in-kind only that class of shares of the subsidiary corporation which is similar to the Class A common shares, and the Class B common stock shall receive in-kind only that class of shares of the subsidiary corporation which is similar to the Class B common shares.
In the event of a vacancy on the Board of Directors, such vacancy shall be filled by a vote of the majority of the remaining directors elected by the class who elected the directors whose position is being filled.  In the event that there is no majority of such directors, then such vacancy shall be filled at a special meeting of the shareholders who elected the directors whose position is being filled.

Said classes of stock shall be fully paid and non-assessable.  No holder of any stock of the Company shall, as such, have any preemptive right to purchase or subscribe for any shares of the capital stock or any other securities of the Company which it may issue or sell, whether out of the number of shares authorized by the Articles of Incorporation of the Company as originally filed or by any amendment thereof, or out of the shares of the capital stock of the Company acquired by it after the issuance thereof, nor shall any holder of any such stock, as such, have any right to purchase or subscribe for any obligation which the Company may issue or sell that shall be convertible into or exchangeable for any shares of the capital stock of the Company, or to which shall be
Attached or appertained any warrant or warrants or any instrument or instruments that shall confer upon the owner of such obligation, warrant, or instrument the right to subscribe for or purchase from the Company, any shares of its capital stock.  Article IV (b) and (c) shall not be subject to amendment except upon the affirmative vote of the holders of 75% of the issued and outstanding Class A common stock.
NINTH:  Cumulative voting shall not be allowed.
ELEVENTH:  One half (1/2) of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum at any meeting of the shareholders.  If a quorum is present, the affirmative vote of the majority of the shares represented at the meeting and entitled to vote on the subject matter shall be the act of the shareholders, unless the vote of a greater number of shares is required by law.  In the election of the Directors a quorum shall consist of one- half (1/2) of the shares of Class A common stock entitled thereat and one-half (1/2) of the shares of Class B common stock entitled to vote thereat.

Whenever, with respect to any action to be taken by the shareholders, the vote or concurrence of the holders of more than one-half (1/2) of the shares as required by law with respect to such action, the provision of the law shall control.